                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. _)*



                          IRI International Corporation
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    45004F10
                                 (CUSIP Number)



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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

CUSIP No.         45004F10             13G             Page   2   of   5   Pages

     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

            Hushang Ansary

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)/ /
                                                      (b)/ /

     3      SEC USE ONLY


     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

               NUMBER OF                      5       SOLE VOTING POWER
                 SHARES                               15,084,333 (includes
                                                      currently exercisable
                                                      options to
                                                      purchase 333,333 shares)
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
              PERSON WITH

                                              6       SHARED VOTING POWER

                                                      None

                                              7       SOLE DISPOSITIVE POWER

                                                      15,084,333 (includes
                                                      currently exercisable
                                                      options to
                                                      purchase 333,333 shares)

                                              8       SHARED DISPOSITIVE POWER

                                                      None

     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            24,094,333 (includes shares owned by other persons as listed in Annex A, as to which Hushang Ansary disclaims beneficial ownership, and currently exercisable options to purchase 333,333 shares)

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                      / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            62.9%

    12      TYPE OF REPORTING PERSON*

            IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 5 pages

ITEM 1(a).    NAME OF ISSUER:
              IRI International Corporation

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              1000 Louisiana
              Suite 5900
              Houston, Texas 77002

ITEM 2(a).    NAME OF PERSON FILING:
              Hushang Ansary

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: c/o IRI International Corporation
              1000 Louisiana
              Suite 5900
              Houston, Texas 77002

ITEM 2(c).    CITIZENSHIP:
              United States of America

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
              Common Stock, $.01 par value

ITEM 2(e).    CUSIP NUMBER:
              45004F10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
              Not applicable

ITEM 4.       OWNERSHIP.

              (a)  AMOUNT BENEFICIALLY OWNED:
                   24,094,333 (includes shares owned by other persons as listed in Annex A, as to which Hushang Ansary disclaims beneficial ownership, and currently exercisable options to purchase 333,333 shares)

              (b)  PERCENT OF CLASS:
                   62.9%

              (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


              (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                   15,084,333 (includes currently exercisable options to purchase 333,333 shares)

              (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                   None


              (iii)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                   15,084,333 (includes currently exercisable options to purchase 333,333 shares))

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                   None


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              Not applicable


                                Page 3 of 5 pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              Not applicable

ITEM 10.      CERTIFICATION.


              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/12/98
                           -----------------------------------------------------
                                                  (Date)

                                            /s/ Hushang Ansary
                           -----------------------------------------------------
                                                (Signature)


                                              Hushang Ansary
                           -----------------------------------------------------
                                               (Name/Title)


                                Page 4 of 5 pages

                    ANNEX A TO SCHEDULE 13G OF HUSHANG ANSARY

The aggregate number of shares reported as beneficially owned by Hushang Ansary includes shares owned by the following persons, as to which Hushang Ansary disclaims beneficial ownership:


                                                                                  SHARES OF IRI
                                                                             INTERNATIONAL CORPORATION
            NAME                     RELATIONSHIP TO HUSHANG ANSARY               COMMON STOCK
---------------------------- ----------------------------------------------  ----------------------
Nader Ansary                                      Son                               3,000,000

Nina Ansary                                     Daughter                            3,010,000*

The Ansary Family            A trust controlled by Mr. Ansary for the               2,850,000
Trust                        benefit, inter alia, of members of his
                             immediate family

The Ansary Foundation        A private charitable foundation controlled
                             by Mr. Ansary                                            150,000

                             Total:                                                 9,010,000


--------
*Includes currently exercisable options to purchase 10,000 shares of Common
Stock.


                                Page 5 of 5 pages